Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-128860) of The Walt Disney Company of our report dated June 27, 2017 relating to the financial statements and supplemental schedule of the Disney Savings and Investment Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, CA
June 27, 2017